DESCRIPTION OF COMMON STOCK

The following summary description of the common stock of Arlo Technologies, Inc. (“we,” “our” or “us”) is based on the provisions of our amended and restated certificate of incorporation, as well as our amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws have previously been filed as exhibits with the Securities and Exchange Commission.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights.

Dividends and Other Distributions

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Distribution on Dissolution

If there is a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Other Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. Our common stock does not contain restrictions on alienability of the securities to be registered. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute
As a Delaware corporation, we are subject to Section 203 of the DGCL regarding corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

•prior to the date of the transaction, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors
Our amended and restated certificate of incorporation provides that so long as our board of directors is classified, our stockholders may remove our directors only for cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of voting stock.

Amendments to Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation provides that it may be amended or altered in any manner provided by the DGCL, provided that the amendment of certain provisions will require the approval of at least two-thirds of the voting power of all of the then-outstanding shares of our voting stock. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders upon the approval of at least a majority of the voting power of all of the then-outstanding shares of our voting stock, provided that the amendment of certain provisions will require the approval of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote generally in the election of directors. Additionally, our amended and restated certificate of incorporation provides that our amended and restated bylaws may be adopted, amended, altered or repealed by the board of directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors which constitute the board of directors shall be as designated or provided for in our amended and restated bylaws. Our amended and restated bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Any vacancies on our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, whether or not less than a quorum. Our amended and restated bylaws provide that any director appointed to fill a vacancy on our board of directors will hold office until his or her successor has been elected and qualified.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that only the chairman of the board of directors, the lead independent director or the chief executive officer or the president, or the board of directors, acting pursuant to a resolution adopted by the majority of the board of directors, may call special meetings of stockholders. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation expressly prohibits the right of our stockholders to act by written consent. From and after such time, stockholder action must take place at the annual or a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated certificate of incorporation mandates that stockholder nominations for the election of directors be given in accordance with the bylaws. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, our amended and restated bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on NYSE under the symbol “ARLO.”